UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 31, 2008

Storm Cat Energy Corporation

 (Exact Name of Registrant as Specified in Charter)

British Columbia, Canada	001-32628	06-1762942
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1125 17th Street, Suite 2310, Denver, Colorado 80202

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 991-5070

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

As previously reported, on November 10, 2008, all of the direct and indirect wholly-owned subsidiaries (collectively, the “Debtors”) of Storm Cat Energy Corporation (the “Parent”) filed a voluntary petition for reorganization (the “Reorganization Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Code”) in the United States Bankruptcy Court for the District of Colorado (the “Bankruptcy Court”). The Reorganization Cases do not include the Parent.  The Reorganization Cases are being jointly administered under Case No. 08-27887 ABC.  On December 31, 2008, the Bankruptcy Court granted a motion and entered a final order on the docket (the “Order”) authorizing the Debtors to obtain approximately $14 million in principal amount of post-petition financing (the “DIP Financing”) on terms and conditions set forth in the Order and to be set forth in a Restated DIP Credit Agreement among the Debtors, Parent, as a non-debtor guarantor, and Wells Fargo Foothill, LLC, as administrative agent for one or more financial institutions to be parties thereto (the “DIP Agreement”).  The Order also authorized the Debtors to use Cash Collateral (within the meaning of section 363(a) of the Code) in accordance with the Order and the DIP Agreement.  The Debtors are in the process of negotiating and finalizing the terms of the DIP Credit Agreement consistent with the terms of the Order.  However, the lenders are not obligated to enter into the DIP Agreement and relating financing and there can be no assurance that such financing will be completed.

The Order and all related court filings can be accessed at “http://www.cob.uscourts.gov”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STORM CAT ENERGY CORPORATION

Date: January 7, 2009	By:	/s/ Joseph M. Brooker
Name: Joseph M. Brooker
Title: Chief Executive Officer